EXHIBIT 10.2

AMENDED AND RESTATED OPTION AGREEMENT

This AMENDED AND RESTATED OPTION AGREEMENT (including any schedules, exhibits or annexes hereto, as the same may be amended from time to time, this “Agreement”), is dated as of [●] [●], 2025 (the “Effective Date”), is made by and between (i) Kestrel Group LLC, a Delaware limited liability company (the “Company”), and (ii) AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”).

RECITALS

The Company was formed as a limited liability company in the State of Delaware and in connection therewith, Kestrel Intermediate Ledbetter Holdings LLC, a Delaware limited liability company (the “Ledbetter Members”) and AmTrust (together with its Permitted Transferees, the “AmTrust Members” and, together with the Ledbetter Members, the “Members”) entered into that certain Amended and Restated Limited Liability Company dated July 26, 2022 (as the same may be amended, restated or modified from time to time, the “LLC Agreement”).

AmTrust, directly or indirectly, in the record owner of all of the issued and outstanding Equity Securities (as defined below) in each Insurance Carrier (as defined below).

In connection with the execution of the LLC Agreement, the parties hereto entered in that certain Option Agreement (the “Original Option Agreement”), dated as of July 26, 2022 (the “Original Option Agreement Effective Date”) to provide the Company with the option to purchase all of the issued and outstanding Equity Securities in each of the Insurance Carriers (as defined herein) from the applicable Carrier Owners (as defined herein) at the price and on the terms and conditions as set forth herein.

On December 29, 2024, the Company, all of the equityholders of the Company, Maiden Holdings, Ltd., a Bermuda exempted company limited by shares, Ranger U.S. Newco LLC, a Delaware limited liability company, Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares, Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares, and Ranger Merger Sub 2 LLC, a Delaware limited liability company, entered into that certain Combination Agreement (the “Combination Agreement”), pursuant to which the parties agreed to consummate certain business combination transactions as set forth therein.

Concurrently with the consummation of the transactions contemplated by the Combination Agreement, the parties hereto desire to amend and restate certain terms and provisions of the Original Option Agreement and have determined to enter into this Agreement to amend and restate the Original Option Agreement in its entirety.

As a material inducement to the willingness of the Company to enter into the Combination Agreement and consummate the transactions contemplated thereby, the parties hereto have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement. The following terms shall have the meanings set forth below:

“Additional Consideration” means an amount, which shall not be less than zero, equal to (i) $15,000,000, minus (ii) the aggregate amount of all carrier override fees (excluding any amount reimbursed for Insurance Taxes (as defined in the Management Agreement) and any premium retained by the Delegating Carriers (as defined in the Management Agreement)) actually paid to and retained by AmTrust North America Inc. (“ANA”), the Insurance Carriers, a Delegating Carrier or an AmTrust Intercompany Reinsurer (as defined below) prior to the Closing Date (as defined below) pursuant to a General Agency Agreement (as defined in the Management Agreement). The provision for Additional Consideration in the event that the carrier override fees as determined herein is not intended to limit the amount of carrier override fees paid to and retained by the ANA, the Insurance Carriers, a Delegating Carrier or an AmTrust Intercompany Reinsurer to the extent that amount is greater than $15,000,000.

“Book Value” means the standalone stockholders book value, not including allocated goodwill and other intangibles, as determined under GAAP.

“Carrier Owner” means, with respect to an Insurance Carrier, the direct record owner of all of the issued and outstanding Equity Securities of such Insurance Carrier.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity Securities” means, with respect to any Person, (i) any equity securities, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any equity securities, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (v) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Insurance Carriers” means, collectively, (i) Park National Insurance Company, a Delaware insurance company, (ii) Republic Fire and Casualty Insurance Company, an Oklahoma insurance company, (iii) Sierra Specialty Insurance Company, a Texas insurance company, and (iv) Rochdale Insurance Company, a New York insurance company.

“Management Agreement” means that certain Management Agreement, dated as of July 26, 2022, by and between Kestrel Insurance Agency, LLC and ANA.

“Option Commencement Date” means the Effective Date.

“Option Exercise Period” means the period commencing on the Option Commencement Date and ending on the Option Termination Date.

“Option Termination Date” means the thirty-six (36) month anniversary of the Option Commencement Date.

“Option Purchase Price” means (i) the Book Value of the Insurance Carriers as agreed upon pursuant to Section 2(c) hereto, plus (ii) solely in the event the Option Exercise Notice is delivered in accordance with Section 2(b) hereto prior to the Option Termination Date, the Additional Consideration.

“Person” means any individual or any partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

“Tax Returns” means any return, declaration, report, estimate, election, claim for refund, or information return or other statement, document or form filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other governmental entity that has the power to collect, impose, assess, determine or administer any tax.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and any similar taxes; provided that Transfer Taxes shall not include any income taxes.

2.	Option Right.

(a)            Option Right. Subject to Section 2(b) below, at any time during the Option Exercise Period, the Company shall have the right (the “Option Right”), but not the obligation, one time to elect to purchase all, but not less than all, of the issued and outstanding Equity Securities of the Insurance Carriers (the “Acquired Interests”) at the Option Purchase Price. For the avoidance of doubt, the consummation of the transactions contemplated by this Agreement, including the Closing (as defined below), may occur up to the Outside Date (as defined below), as long as (i) the Option Right is exercised during the Option Exercise Period and (ii) the Company files, or causes to be filed, or submitted the Regulatory Filings on or before the last day of the Option Exercise Period. For purposes of this Agreement, the “Outside Date” means (A) such date that is nine (9) months following the Option Termination Date or (B) in the event that on such date referred to in the preceding clause (A), the sole conditions to the Closing that have not been satisfied are the receipt of any required approvals or consents from any Governmental Authority (other than any conditions that by their terms are to be satisfied at the Closing), such date that is twelve (12) months following the Option Termination Date.

(b)            Option Exercise Notice. The Company shall exercise the Option Right during the Option Exercise Period by delivering written notice (the “Option Exercise Notice”) to AmTrust on or prior to the earlier of (i) such date that is thirty (30) days prior to the proposed date for Closing set forth in such Option Exercise Notice or (ii) the Option Termination Date.

(c)            Option Purchase Price.

(i)            As promptly as possible following receipt of the Option Exercise Notice, AmTrust will deliver to the Company for its review and approval AmTrust’s determination, in reasonably sufficient detail, of the Option Purchase Price for each Insurance Carrier and any information or workpapers used in making its determination. The Company shall have a period of thirty (30) days following receipt of the proposed Option Purchase Price from AmTrust (the “Review Period”) to review such information. During the review period, the Company and its representatives shall have reasonable access (during normal business hours and in a manner so as to not interfere with the normal business operations) to the books and records, personnel, historical financial information and work papers of the Insurance Carriers to the extent that they relate to the proposed Option Purchase Price as the Company may reasonably request. If the Company disputes AmTrust’s determination of the Option Purchase Price (or any component thereof), prior to the expiration of the Review Period, the Company will provide AmTrust with written notice (a “Dispute Notice”) setting forth, in reasonably sufficient detail, the basis for such dispute and any information or workpapers used in making its determination. Failure to provide a Dispute Notice within the Review Period shall be deemed to be acceptance of the Option Purchase Price by the Company.

(ii)            If the Company delivers a Dispute Notice, the Company and AmTrust will use good faith efforts during the ten (10) day period following receipt by AmTrust of the Dispute Notice (as the same may be extended by mutual agreement of the Company and AmTrust, the “Resolution Period”) to mutually resolve the matters set forth in the Dispute Notice.

(iii)            If the Company and AmTrust are unable to mutually resolve any disputes prior to the expiration of the Resolution Period, the Company and AmTrust shall submit such unresolved dispute(s) (the “Disputed Matters”), in writing, to an independent nationally recognized accounting firm (the “Independent Accountant”) mutually agreed to by the Company and AmTrust to resolve the Disputed Matters (and only such matters). The Independent Accountant shall be instructed to resolve such Disputed Matters within thirty (30) days following the date of submission for resolution (the “Dispute Resolution Period”). During the Dispute Resolution Period, the Company and AmTrust will cooperate with the Independent Accountant, including providing the Independent Accountant with such information as may be reasonably requested in connection with resolving such Disputed Matters. In resolving any Disputed Matters, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. After affording the Company and AmTrust and their respective representatives the opportunity to present their positions as to the Disputed Matters (which opportunity shall not extend for more than fifteen (15) days), the Independent Accountant shall resolve all Disputed Matters in writing on the basis of the standards and guidelines agreed to by the parties. Absent manifest error, the determination of the Disputed Matters by the Independent Accountant shall be final, conclusive and binding upon the Company and AmTrust and their respective Affiliates. For the avoidance of doubt, the Independent Accountant will act as an expert (and not as an arbitrator) for the limited purpose of determining the specific Disputed Matters, and such determination shall be based solely on the written submissions of the Company and AmTrust and the respective representative and not by independent review. Without limiting the generality of the foregoing, the Independent Accountant will not take into account usage, custom or other extrinsic factors, except as required by express provisions of this Agreement or as otherwise expressly agreed to in writing by the Company and AmTrust, and shall not conduct or hear ex parte conferences, oral examinations, testimony, depositions, discovery or other forms of evidence gathering or hearings. The Company shall be responsible for the fees, costs and expenses of the Independent Accountant; provided that if the Independent Accountant finally determines that the disputed amounts are, in the aggregate, at least $5,000,000 lower than the amounts initially proposed by AmTrust, such fees, costs and expenses of the Independent Accountant shall be shared equally by the Company and AmTrust.

(d)            Regulatory Filings.

(i)            Following receipt of an Option Exercise Notice, each of the Company and AmTrust shall use commercially reasonable efforts, and reasonably cooperate with the other, to obtain, or cause to be obtained, all approvals or consents from any Governmental Authority required to consummate the transactions contemplated by this Agreement (“Regulatory Filings”); provided that nothing in this Section 2(d)(i) shall require, or be construed to require, the Company, AmTrust or any of their respective Affiliates (including any Insurance Carriers) to (A) sell, hold, divest, discontinue or limit any assets, businesses or interests of the Company, AmTrust or any of their respective Affiliates, (B) agree to any conditions relating to, or changes or restrictions in, the operations of any assets, businesses or interests of the Company, AmTrust or any of their respective Affiliates or (C) contribute capital to any of the Insurance Carriers.

(ii)            Each of the Company and AmTrust agree as promptly as reasonably practicable after the date that the Option Purchase Price has been agreed or determined as set herein, but in no event later than fifteen (15) Business Days after such date, to file, or cause to be filed, or submitted the Regulatory Filings (such date of filing, the “Regulatory Filing Date”).

(e)            Closing; Deliverables. The closing of the sale and purchase of the Acquired Interests (the “Closing”) pursuant to this Agreement shall take place remotely by the electronic transmission of executed documents or at the principal office of the Company, or such other location agreed to by the parties, as promptly as possible following the satisfaction or waiver of all conditions set forth in this Agreement, including receipt of all required approvals or consents from any Governmental Authority. At the Closing:

(i)             The Company and each applicable Carrier Owner shall execute and deliver an assignment agreement in the form attached as Annex A hereto (each, an “Assignment Agreement”), pursuant to which the applicable Carrier Owner shall assign and transfer all right, title and interest in, to and under the applicable Acquired Interest to the Company.

(ii)            Each Carrier Owner shall deliver, or cause to be delivered, to the Company, a certificate or certificates representing all of the issued and outstanding Acquired Interests of the applicable Insurance Carriers (if any), free and clear of any liens, claims or encumbrances (other than any restrictions (whether on the transferability thereof or otherwise) imposed pursuant to applicable securities laws or by the Company) (“Permitted Liens”), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.

(iii)            Each Carrier Owner shall deliver, or cause to be delivered, to the Company or its designee, a duly completed IRS Form W-9.

(iv)           The Company shall deliver to each Carrier Owner (or its designee), via wire transfer of immediately available funds to such account(s) as designated in writing to the Company not less than (3) days prior to the Closing, such Carrier Owner’s proportionate share of the Option Purchase Price.

(v)            Each party shall execute and deliver such other agreements or instruments as may be reasonably requested by the other party to consummate the transactions under this Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, the Company and any of its affiliates or agents shall be entitled to deduct from any amount (or portion thereof) payable under this Agreement such amounts as are required to be deducted and withheld from such payment under the under the Code or any other provision of applicable law. To the extent such amounts are so deducted or withheld and, where required by applicable law, paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of whom such deduction or withholding was made.

3.	Representations and Warranties.

(a)            The Company. The Company represents and warrants to AmTrust as follows:

 (i)             The Company is: (A) duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact the Business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to any member of the Company Group.

 (ii)            The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to purchase the Acquired Interests upon exercise of the Option Right hereunder. All necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding at law or in equity.

 (iii)           The execution, delivery and performance of this Agreement and the sale, transfer and assignment of the Acquired Interest will not (A) violate or result in a breach of, or entitle any party (with or without the giving of notice or the passage of time or both) to terminate or call a default under, any contract or agreement to which any member of the Company Group is a party, (B) violate or result in a breach of the LLC Agreement, or (C) subject to receipt of all approvals in respect of the Regulatory Filings, violate any Applicable Law binding upon any member of the Company Group, or to which any of their respective operations, businesses, properties or assets are subject.

 (iv)           No consent of (A) any Person to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company or any of its subsidiaries is a party or to which any of its material properties or assets are subject or (B) any Governmental Authority (other than in respect of the Regulatory Filings) is required for the execution, delivery or performance by the Company of this Agreement.

 (v)           No member of the Company Group is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against any member of the Company Group for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Interest in accordance with the terms hereof.

 (vi)           The Company has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Insurance Carriers, and, in making its determination to exercise the Option Right and proceed with the transactions hereunder, the Company (A) has relied solely on the results of its own respective independent investigation and verification and the representations and warranties of AmTrust expressly and specifically set forth in Section 3(b) hereto, and (B) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) the Company.

 (vii)          In connection with its investigation of the Insurance Carriers and their business, the Company has received from AmTrust and its Affiliates and agents certain projections, forward looking statements and other forecasts and estimates, including projected financial statements, cash flow items, certain business plan information and other data of the business of the Insurance Carriers. The Company acknowledges that (A) there are uncertainties inherent in attempting to make such projections, forward looking statements, forecasts, estimates and plans, (B) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward looking statements, forecasts, estimates and plans so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and plans) and (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, other forecasts and plans).

(vii)           The Company is not relying on any representations or warranties of any kind or nature (whether written or oral, express or implied) relating to AmTrust, the Carrier Owners or the Insurance Carriers in connection with the transactions hereunder, including with respect to the accuracy or completeness of any information regarding any such Person furnished or made available to the Company, other than those made by AmTrust expressly set forth in Section 3(b) hereto. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except for the representations and warranties made by AmTrust expressly set forth in Section 3(b) hereto, the Company is acquiring the Insurance Carriers on an “as is” “where is” basis.

(ix)            The Company specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the business or any party hereof, or as to the workmanship thereof, including any documents or information provided in any data room or any projections or other information provided by or on behalf of AmTrust in connection with transactions hereunder.

(x)            The Company is acquiring the Acquired Interests for its own account with the present intention of holding such securities for investment purposes, and the Company has no intention of selling such securities in a public distribution in violation of federal securities laws or any applicable state securities laws, or other Applicable Laws. The Company is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Company is a sophisticated investor with such knowledge and experience in business and financial matters as will enable the Company to evaluate the merits and risks of an investment in the Acquired Interests. The Company is able to bear the economic risk and lack of liquidity of an investment in the Acquired Interests for an indefinite period of time. The Company is aware that transfers of the Acquired Interests may not be possible because they have not been registered under the Securities Act or any applicable state or foreign securities Laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state or foreign securities laws or an exemption from such registration is available.

(b)            AmTrust. AmTrust represents and warrants to the Company as follows:

(i)            AmTrust is: (A) duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to AmTrust.

(ii)            Each Insurance Carrier is: (A) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to such Insurance Carrier.

(iii)            AmTrust has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to sell (or cause to be sold) the Acquired Interests upon exercise of the Option Right hereunder. All necessary proceedings of AmTrust have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by AmTrust and constitutes a legal, valid and binding obligation of AmTrust enforceable against AmTrust in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding at law or in equity.

(iv)            The execution, delivery and performance of this Agreement and the sale, transfer and assignment of the Acquired Interest will not (A) violate or result in a breach of, or entitle any party (with or without the giving of notice or the passage of time or both) to terminate or call a default under, any contract or agreement to which AmTrust, any Carrier Owner or any Insurance Carrier is a party or (B) subject to receipt of all approvals in respect of the Regulatory Filings, violate any Applicable Law binding upon AmTrust, any Carrier Owner or any Insurance Carrier, or to which any of their respective operations, businesses, properties or assets are subject.

(v)            No consent of (A) any Person to any contract, agreement, instrument, lease, license, arrangement or understanding to which AmTrust, any Carrier Owner or any Insurance Carrier is a party or to which any of its or their material properties or assets are subject or (B) any Governmental Authority (other than in respect of the Regulatory Filings), is required for the execution, delivery or performance by AmTrust of this Agreement.

(vi)            The Acquired Interests of each Insurance Carrier represent all of the issued and outstanding Equity Securities in such Insurance Carrier. Except as set forth in this Agreement, there is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any Equity Securities in or other security of any Insurance Carrier or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for any Equity Securities in or other security of any Insurance Carrier.

(vii)            The Acquired Interests, when sold, assigned and transferred pursuant hereto, will be validly issued and outstanding, and will be held by the applicable Carrier Owner free and clear of all liens, claims or encumbrances (other than Permitted Liens).

(viii)            Neither AmTrust nor any Carrier Owner or any Insurance Carrier is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against such Person for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Interest in accordance with the terms hereof.

(ix)            AmTrust is not relying on any representations or warranties of any kind or nature (whether written or oral, express or implied) relating to the Company in connection with the transactions hereunder, including with respect to the accuracy or completeness of any information regarding any such Person furnished or made available to AmTrust, other than those made by the Company expressly set forth in Section 3(a) hereto.

4.	Covenants.

(a)            Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective this Agreement and the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement or the transactions contemplated hereby, the proper officers and directors of each party hereto, at such party’s sole cost and expense, shall take all such necessary action.

(b)            Press Release. No party shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties unless required by Applicable Law or any Governmental Authority. Notwithstanding anything in this Section 4(b) to the contrary, nothing herein shall restrict either party or their Affiliates from (i) issuing an internal announcement, the purposes of which is to announce the transactions contemplated hereby, so long as such internal announcement does not specify the economic terms of this Agreement or (ii) providing information to their respective current or prospective investors, partners, lenders or other financing sources in connection with fund raising, marketing, informational or reporting activities, in each such case, to the extent such Persons are already bound by a duty of confidentiality or a separate written confidentiality agreement.

(c)            Reinsurance; Collateral.

(i)	Effective as of the Closing, all liabilities on business issued or assumed prior to the Effective Date by the Insurance Carriers and not produced by the Company or its controlled Affiliates (the “AmTrust Business”) shall be reinsured to entities wholly-owned by AmTrust for which insurance companies are permitted to receive credit for reinsurance and such reinsurance agreements shall provide that if the rating of such reinsurers drops below A- or at any time that such reinsurers are not rated, then, promptly thereafter and for so long as such reinsurers are not rated or such rating remains below A-, AmTrust shall (or shall cause) quarterly, until conclusion of the liabilities related to the AmTrust Business, post cash collateral equivalent to the outstanding liabilities of the AmTrust Business.

(ii)	With respect to any business produced by the Company or its controlled Affiliates after the Original Option Agreement Effective Date where any portion of the liabilities associated with such business is reinsured by an Affiliate of the Insurance Carriers (“AmTrust Intercompany Reinsurers”) pursuant to intercompany pooling agreements or other reinsurance agreements (the “AmTrust Reinsured Kestrel Business”), AmTrust shall cause the Insurance Carriers to reassume all AmTrust Reinsured Kestrel Business, net of all carrier override fees assumed by the AmTrust Intercompany Reinsurers, effective as of the Closing.

(iii)	With respect to any business produced by the Company or its controlled Affiliates after the Original Option Agreement Effective Date where any portion of the liabilities associated with such business remains on an AmTrust affiliated insurance carrier (the “Retained Kestrel Business”) that is not transferred together with the Acquired Interests at the Closing, in connection with the Closing,, the Company shall cause the Insurance Carriers to enter into appropriate reinsurance arrangements with such AmTrust affiliated insurance carriers effective as of the Closing, to reinsure the Retained Kestrel Business and for which the AmTrust affiliated insurance carriers are permitted to receive credit for reinsurance and such reinsurance agreements shall provide that if the rating of the Insurance Carriers drops below A- or at any time that the Insurance Carriers are not rated, then, promptly thereafter and for so long as the Insurance Carriers have no rating or such rating remains below A-, the Company shall (or shall cause) quarterly, until conclusion of the liabilities related to the Retained Kestrel Business, post cash collateral equivalent to the outstanding liabilities of the Retained Kestrel Business. The transaction price for the reinsurance described in this Section 4(c)(ii) shall be priced to have no impact to Book Value of the Insurance Carriers. In the event of any dispute regarding such transaction price, the parties shall submit such dispute to the Independent Accountant as set forth in Section 2(c)(iii) mutatis mutandis.

(iv)	The parties hereto shall cooperate in good faith to agree on general metrics for the calculations of any reserves/commutation and calculation of collateral and, in connection therewith, may agree to designate a third-party actuary (e.g., through PwC).

(d)            Indemnification. The following indemnification provisions shall apply from and after the Closing:

(i)            AmTrust Indemnification. AmTrust shall indemnify and hold harmless the Company for any liability, debt, expense, taxes (including any interest or penalties in respect thereof), claim, demand, loss, commitment, damage, deficiency, obligation or actions (“Losses”) to the extent such Losses arose as a result of, resulted from or were otherwise attributable to (A) the conduct or operation of the Insurance Carriers prior to the Original Option Agreement Effective Date, (B) the conduct or operation of the Insurance Carriers on or after the Original Option Agreement Effective Date and prior to the date of the Closing (the “Closing Date”) (other than to the extent such Losses (or the worsening or increase of the amount thereof) arose as a result of, resulted from or were otherwise attributable to any actions, or omissions to act, (x) on the part of the Company or its Affiliates (excluding AmTrust) or (y) on the part of the Insurance Carriers or AmTrust or its Affiliates (1) under or pursuant to the Management Agreement or (2) to the extent taken (or omitted to be taken) at the written request of the Company or its Affiliates, whether in accordance with the LLC Agreement, the Management Agreement or otherwise (clauses (x) and (y), collectively, the “Excluded Matters”)), and (C) solely to the extent not taken into account in the calculation of Book Value (or as would otherwise result in a duplication of AmTrust’s responsibility therefor), taxes of or with respect to the Insurance Carriers for any taxable period (or portion thereof) ending on or prior to the Closing Date, including any interest or penalties in respect thereof.

(ii)            Company Indemnification. The Company shall indemnify and hold harmless AmTrust and its Affiliates for any Losses to the extent such Losses arose as a result of, resulted from or were otherwise attributable to (A) the conduct or operation of the Insurance Carriers on or after the Closing Date, (B) the reserve development on any business of the Insurance Carriers after the Closing Date (other than the AmTrust Business), (C) any Excluded Matters and (D) taxes of or with respect to the Insurance Carriers for any taxable period (or portion thereof) beginning after the Closing Date, in each case, including any interest or penalties in respect thereof.

(iii)           Procedures. Any claim or demand for indemnification under this Section 4(d) shall be asserted and resolved as follows:

(A)            In the event that any Person entitled to indemnification (the “Indemnified Party”) has a claim against any party required to indemnify such Indemnified Party pursuant to clauses (d)(i) or (d)(ii) above (the “Indemnifying Party”) that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall give the Indemnifying Party written notice of any matter that such Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, but the failure to provide such written notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby.

(B)            In the event that any claim for which the Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a written notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of the assertion of such Third Party Claim, but the failure to provide such written notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby. The Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing reasonably acceptable to the Indemnified Party, and at its own expense, the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that if the Indemnifying Party is entitled to defend such Third Party Claim (in accordance with the provisions of this clause (d)(iii)) and so elects to defend such Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; and provided further, however, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party unless the Indemnified Party reasonably determines that a conflict of interest exists that makes representation by counsel chosen by the Indemnifying Party inadvisable or that there are additional or different defenses available to the Indemnified Party than those available to the Indemnifying Party, in either of which cases, the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(C)            If the Indemnifying Party does not elect to undertake the defense of the Third Party Claim, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion at the sole cost and expense of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iv)            Additional Indemnification Provisions.

(A)            The amount of any Losses for which indemnification is provided under this Section 4(d) shall be net of (I) insurance proceeds actually recovered by the Indemnified Party in respect of such Losses (net of any out-of-pocket costs incurred in connection with such recovery and any increases in premium) and (II) recoveries from third parties pursuant to indemnification or otherwise (net of any out-of-pocket costs incurred in connection with such recovery).

(B)            If any Indemnified Party receives such insurance proceeds or indemnity or similar payments from third parties after being indemnified with respect to some or all of any Losses hereunder, such Indemnified Party shall pay to the Indemnifying Party the lesser of (I) the amount of such net insurance proceeds or indemnity or similar payments actually received, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (II) the aggregate amount paid by the Indemnifying Party to such Indemnified Party with respect to such Losses.

(C)            No Indemnifying Party shall be liable for, and Losses shall not include, any special, consequential or punitive damages.

(D)            The parties agree to treat any payment made pursuant to this Section 4(d) as an adjustment to the Option Purchase Price for tax purposes to the maximum extent permitted by law.

(e)            Taxes.

(i)            Transfer Taxes. AmTrust, on the one hand, and the Company, on the other hand, shall each bear fifty percent (50%) of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes.

(ii)            Tax Efficiency. AmTrust and the Company shall use reasonable best efforts to achieve tax efficiency in connection with the purchase of Acquired Interests pursuant to this Agreement, including by making reasonably requested tax elections under Section 338, 336(e) or 1502 of the Code or the Treasury regulations promulgated thereunder, it being understood that no such election or similar action will be required to be taken if it results in an increased cost to AmTrust for which it is not made whole on a fully grossed-up basis.

(iii)            Cooperation. Subject to Section 4(e)(iv), from and after the Closing, AmTrust and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return for or with respect to Insurance Carriers, the filing and prosecution of any tax claims in respect of Insurance Carriers, and any audit, litigation or other proceeding with respect to taxes of or with respect to Insurance Carriers, it being understood that (A) such cooperation shall not affect the parties’ respective rights to control audits or proceedings as set forth in subsection ((d)) above and (B) AmTrust shall not be required by this Section 4(e)(iii) to share or provide information with respect to itself or any of its subsidiaries other than Insurance Carriers whose Equity Securities are acquired pursuant to this Agreement.

(iv)          Preparation of Tax Returns. From and after the Closing, (A) AmTrust shall prepare and file all Tax Returns relating to the Insurance Carriers with respect to all periods ending on or prior to the Closing Date and/or that are reflected in a consolidated, combined or similar Tax Return that includes AmTrust and/or one or more of its Subsidiaries other than the Insurance Carriers, and (B) the Company shall prepare and file all other Tax Returns of the Insurance Carriers; provided that AmTrust shall have the right to review and consent (not to be unreasonably withheld, conditioned or delayed) to any such Tax Return that relates to a period that begins before the Closing Date and is prepared in a manner not consistent with past practice.

(f)            Certain Asset Contributions. AmTrust covenants and agrees that, (i) during the Option Exercise Period or (ii) in the event that the Option Right is exercised, during the period from the Effective Date until the Closing, AmTrust and its Affiliates shall not contribute assets to the Insurance Carriers for the primary purpose of increasing the Option Purchase Price.

(g)            Control. Except as otherwise expressly provided in the LLC Agreement or the Management Agreement, nothing in this Agreement is intended to result in the AmTrust ceding control to the Company or any other Person of the Insurance Carriers operations and commercial decisions prior to the Closing Date, and prior to the Closing, AmTrust shall exercise, consistent with the terms and conditions set forth in this Agreement, the LLC Agreement and the Management Agreement, complete control and supervision over the Insurance Carriers’ business and operations

(h)            Access to Books and Records. From and after the Closing, except as otherwise provided in this Agreement, the Company shall, and shall cause its Affiliates and Representatives to, provide AmTrust and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and to an extent that would not materially interfere with the normal operation of the Company and the Insurance Carriers, to the books and records of the Insurance Carriers with respect to periods prior to the Closing Date, for any reasonable business purpose relating to AmTrust’s prior ownership of the Insurance Carries, including to the extent necessary for the preparation of tax returns, regulatory filings, in response to any governmental inquiry or audit, in defense or pursuit of any litigation (other than any litigation between the Company or any of its Affiliates, on the one hand, and AmTrust or any of its Affiliates, on the other hand), or the verification of any item pursuant to this Agreement; provided, that the Company and/or the Insurance Carriers may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement then in effect with a third party or (B) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which would, upon advice of counsel, constitute a waiver of any such privilege; provided, further, that with respect to clauses (A) or (B) above, the Company will discuss with AmTrust a reasonable solution to transfer the information referred to in this Section 4((h)) to AmTrust without violating any such privilege or confidentiality restriction.

5.            Miscellaneous.

(a)            Fees and Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions hereunder, including fees and disbursements of counsel and other professionals shall be paid by the party incurring such expenses. If a party hereto seeks to enforce any of its rights hereunder in court, and if such action results in a judgment substantially in favor of either party (a dismissal, with prejudice, by the party commencing such action shall be deemed to be a judgment in favor of the other party for the purpose of this section), then and in such event the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded the prevailing party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys’ fees and disbursements incurred by the prevailing party in such action.

(b)            Governing Law; Venue; Waiver of Jury Trial.

(i)            This Agreement shall be construed in accordance with and governed by the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provisions or rules (whether of the State of New York or of any other state) that would cause the application of the laws of any jurisdiction other than the State of New York.

(ii)            Except to the extent otherwise provided in this Agreement, any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of New York or the United States District Court for the Southern District of New York, to the extent subject matter jurisdiction exists therefor, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York located in New York County or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein. Nothing herein shall affect the right of the parties to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(iii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(b)(iii).

(c)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that AmTrust may transfer and assign all or any portion of its rights hereunder (i) to any Affiliate; or (ii) to any successor to AmTrust in connection with any merger, consolidation or conversion of AmTrust or any sale of all or a significant portion of the assets of AmTrust; provided, further, that no such assignment shall relieve AmTrust from its obligations hereunder if and to the extent such assignee has no legal or corporate capacity and authority to perform such obligations in accordance with the terms hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(d)            Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(e)            Counterparts. This Agreement may be executed in one or more counterparts (including by means of e-mail in .pdf format), each of which shall be deemed an original, and all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the others.

(f)            Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the LLC Agreement, to the extent applicable, (i) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)            Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h)            Extension; Waiver. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

(i)            Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to it, whether at law or in equity.

(j)            Certain Understandings. Each party expressly represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions, and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement, and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the parties and their respective counsel. This Agreement will be deemed drafted jointly by the parties and nothing will be construed against one party or another as the drafting party.

(k)            Notices. Any notice, request, instruction, consent, claim, demand, waiver, or other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally (with a copy sent by electronic mail), (ii) sent by electronic mail, sent by nationally recognized overnight courier (with a copy sent by electronic mail), or (iii) mailed by registered or certified mail (return-receipt requested and with a copy sent by electronic mail), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 5(k), which will not constitute an amendment for the purpose of Section 5(d) hereto. Any such notice or communication will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 p.m. New York, New York time on a Business Day (and when sent outside of such hours at 9:00 a.m. New York, New York time on the next Business Day) and so long as there is no electronic delivery failure notice; (iii) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (iv) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

If to the Company:

Kestrel Group LLC
8333 Douglas Ave. Suite 1360
Dallas, TX 75225
Attention:	Bradford Luke Ledbetter, CEO and President
Email:	luke@kestrel.group

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Todd Freed, Esq.
Patrick Lewis, Esq.
Email:	todd.freed@skadden.com
patrick.lewis@skadden.com

If to Seller:

AmTrust Financial Services, Inc.
59 Maiden Lane
New York, NY 10038
Attention:	Stephen Ungar, Executive Vice President and General Counsel
Email:	stephen.ungar@amtrustgroup.com

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention:	Howard Spilko, Esq.
Adi Herman, Esq.
Email:	hspilko@kramerlevin.com
aherman@kramerlevin.com

   (l)            Heading. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed as of the date first written above.

COMPANY

KESTREL GROUP LLC

By:
Name:	Bradford Luke Ledbetter
Title:	CEO and President

AMTRUST

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:	Jeffrey Fenster
Title:	Executive Vice President, Head of North American Specialty Risk

Annex A

Form of Assignment Agreement

For value received, [Carrier Owner] (the “Owner”), hereby irrevocably sells, assigns, transfers, and delivers to Kestrel Group LLC, a Delaware limited liability company (the “Company”), [insert amount and type of Equity Securities] (the “Interests”) of [Insurance Carrier] (the “Carrier”), standing in the Owner’s name on the Carrier’s books, which Interests [are uncertificated]. In furtherance of the foregoing, the Owner irrevocably constitutes and appoints each manager and officer of the Company as the Owner’s attorney in fact to transfer Owner’s Interests described above and any related interests on the Company’s books, with full power of substitution.

IN WITNESS WHEREOF, the Owner has caused this Assignment Agreement to be executed and delivered as of [•], 202_.

[CARRIER OWNER]

By:
Name:
Title: